ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-2
$ 214,068,614 6.35% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   4,664,757   1,111,076     449,053    5.11%    9,233,167    8.76%
 Feb-1999   4,682,982   1,966,339     409,571    4.88%    8,628,232    8.57%
 Mar-1999   5,474,240   1,700,337     230,580    2.91%    7,099,874    7.46%
 Apr-1999   5,755,358   1,699,773     337,598    4.53%    6,096,881    6.82%
 May-1999   4,569,723   1,607,395     370,957    5.25%    5,513,480    6.51%
 Jun-1999   4,306,098   1,502,392     303,352    4.53%    5,411,662    6.73%
 Jul-1999   4,270,750   1,562,573     228,269    3.60%    5,520,011    7.25%
 Aug-1999   4,208,283   1,497,386     178,047    2.97%    5,926,493    8.24%
 Sep-1999   3,940,681   1,391,947     105,495    1.87%    5,682,525    8.37%
 Oct-1999   3,575,275   1,309,493     240,562    4.49%    5,408,949    8.41%
 Nov-1999   3,551,971   1,272,476     185,285    3.66%    5,896,738    9.72%
 Dec-1999   3,546,490   1,189,088     224,968    4.71%    5,925,833   10.35%
          ____________ ___________ ___________
   Totals  52,546,607  17,810,278   3,263,738

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.